Exhibit 3.1

STATE OF DELAWARE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DOMTAR CORPORATION

Domtar Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

The present name of the corporation is Domtar Corporation (the “Corporation”). The Corporation was incorporated under the name Weyerhaeuser TIA, Inc. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware (“Secretary of State”) on August 16, 2006. The Corporation subsequently filed a Restated Certificate of Incorporation, which became effective on March 5, 2007, with the Secretary of State.

The Corporation’s Amended and Restated Certificate of Incorporation is hereby further amended and restated pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delawware (as amended from time to time, the “DGCL”) to read in its entirety as follows:

FIRST

The name of the corporation is Domtar Corporation.

SECOND

The registered address of the Corporation in the State of Delaware is c/o National Registered Agents, Inc., 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at that address is National Registered Agents, Inc.

THIRD

The principal office of the Corporation is located at 234 Kingsley Park Drive, Fort Mill, South Carolina, 29715.

FOURTH

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL or any successor statute.

FIFTH

The total number of shares of all classes of stock that the Corporation shall have authority to issue is one hundred (100) shares, all of which are common stock with a par value of $0.01.

SIXTH

In furtherance and not in limitation of the powers conferred by statute, it is provided that:

1.	the business and affairs of the Corporation shall be managed by or under the direction of the board of directors of the Corporation (the “Board of Directors”);

2.	the Board of Directors is expressly authorized to adopt, alter, amend or repeal the bylaws of the Corporation (the “Bylaws”);

3.

the number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the Bylaws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the Bylaws; and

4.

all corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Amended and Restated Certificate of Incorporation or by the Bylaws) shall be vested in and exercised by the Board of Directors.

SEVENTH

Election of directors need not be by written ballot unless the Bylaws shall so provide.

EIGHTH

A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL. Neither the amendment nor repeal of this Article EIGHTH shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such amendment or repeal.

NINTH

(A)    Right To Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any losses, claims, damages, liabilities or expenses to which such person may become subject in connection with any matter arising out of or in connection with the Corporation’s business or affairs (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974, as in effect from time to time) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; provided, however, that, except as provided in paragraph (B) of this Article NINTH, the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors. The Corporation may pay the expenses incurred in defending any such Proceeding in advance of its final disposition; any advance payments to be paid by the Corporation within 20 calendar days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that, to the extent the DGCL requires, the payment of such expenses incurred by a director or officer in such person’s capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article NINTH or otherwise. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to have the Corporation pay the expenses incurred in defending any Proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of Article EIGHTH and this Article NINTH with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

(B)    Right of Claimant to Bring Suit. If a claim under paragraph (A) of this Article NINTH is not paid in full by the Corporation within 30 calendar days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(C)    Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Article NINTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of Article EIGHTH or this Article NINTH shall in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

(D)    Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(E)    Severability. If any provision or provisions of Article EIGHTH or this Article NINTH shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of Article EIGHTH and this Article NINTH (including, without limitation, each portion of any paragraph of Article EIGHTH or this Article NINTH containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of Article EIGHTH and this Article NINTH (including, without limitation, each such portion of any paragraph of Article EIGHTH or this Article NINTH containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

TENTH

Subject to such limitations as may be from time to time imposed by other provisions of this Amended and Restated Certificate of Incorporation, by the Bylaws, by the DGCL or other applicable law, or by any contract or agreement to which the Corporation is or may become a party, the Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this express reservation.

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